As filed with the Securities and Exchange Commission on June 26, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alloy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3310676
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

151 West 26th Street, 11th Floor, New York, New York, 10001

(212) 244-4307

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew C. Diamond

Chief Executive Officer

Alloy, Inc.

151 West 26th Street, 11th Floor

New York NY 10001

(212) 244-4307

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Megan N. Gates, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.01 par value per share	150,000	$9.98	$1,497,000	$45.96

(1)	Consists of 150,000 shares of common stock issued to former stockholders of Frontline Marketing, Inc. upon the closing of the transaction contemplated by the Asset Purchase Agreement dated as of April 20, 2007, by and among Alloy, Inc., Alloy Media, LLC, and Jefferson Myers and Lili Mahlab.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the common stock of Alloy, Inc. on June 21, 2007, as reported by The NASDAQ Global Market.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 26, 2007

PROSPECTUS

ALLOY, INC.

150,000 SHARES OF COMMON STOCK

On April 20, 2007, we issued 150,000 shares of our common stock in connection with our acquisition of the operating assets of Frontline Marketing, Inc. (“Frontline”) and certain assets from Frontline’s stockholders in exchange for an aggregate purchase price of approximately $5.8 million, of which approximately $4.0 million was paid in cash and approximately $1.8 million was paid by the issuance of 150,000 unregistered shares of our common stock, plus an additional potential earnout payment of up to $7.2 million based on performance of the acquired assets over the three years from the closing of the acquisition. The earnout payment is payable at our option in cash or a combination of cash and shares of our common stock, with the maximum number of shares issuable up to 50% of the earnout amount. Any shares of our common stock that may be issuable as part of the earnout payment shall be valued at the closing price of our common stock on the last trading day of the end of the three-year period. This prospectus relates to the resale from time to time of up to a total of 150,000 shares of our common stock that have been acquired in connection with the acquisition by certain former stockholders of Frontline, referred to as the selling stockholders, described in the section entitled “Selling Stockholders” on page 11 of this prospectus.

The selling stockholders will receive all of the proceeds from the disposition of the shares and will pay any underwriting discounts and selling commissions relating thereto. We have agreed to pay the legal, accounting, printing and other expenses, excluding fees and expenses of any counsel retained by or on behalf of the selling stockholders, related to the registration of the shares.

Our common stock is traded on The NASDAQ Global Market under the trading symbol “ALOY”. On June 21, 2007, the last reported sale price of our common stock on The NASDAQ Global Market was $9.99 per share. Our principal executive offices are located at 151 West 26th Street, 11th Floor, New York, New York 10001. Our main telephone number at that location is (212) 244-4307.

You should consider carefully the risks that we have described in “ Risk Factors” beginning on page 4 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS                 , 2007

ABOUT THIS PROSPECTUS

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Incorporation of Certain Documents by Reference” on page 14. You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

In this prospectus, we refer to Alloy, Inc. as “Alloy” or the “Company.”

OUR BUSINESS

The following is only a summary. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” beginning on page 4.

Overview

Alloy is a non-traditional media and marketing services company that reaches targeted consumer segments using a diverse array of assets and services it manages in interactive, display, direct mail, content production and educational programming businesses. We operate our business through three operating segments—Promotion, Media and Placement. Our Promotion segment is comprised of businesses whose products and services are promotional in nature and includes our Alloy Marketing and Promotion business (“AMP”), on-campus marketing unit (“OCM”) and sampling divisions. Our Media segment is comprised of company-owned entertainment media assets, including our out-of-home, Internet, database, specialty print, educational programming, and entertainment businesses. Our Placement segment is made up of our businesses that aggregate and market third party media properties owned by others primarily in the college, military and multicultural markets. These three operating segments utilize our wide array of owned and represented online and offline media and marketing assets, such as websites, magazines, college and high school newspapers, on-campus message boards, satellite delivered educational programming and college guides, giving us significant reach into our target demographic audience and providing our advertising clients with significant exposure to the youth market.

We believe we are the only media company that combines significant marketing reach with a comprehensive consumer database of consumers in the youth demographic, providing us with a deep understanding of the young adult market. According to United States Census projections, as of July 2006, about 35% of the United States population is under the age of 24. According to Harris Interactive’s annual YouthPulse Report in July 2006, the projected annual income for 8-to-21-year-old persons is about $203 billion and annual spending is about $112 billion per year, representing about $1,900 in spending per person. Harris Interactive studies have also shown that the college market is large and influential, with approximately 17.4 million college students in the United States who control about $61 billion annually in discretionary spending.

On April 20, 2007, we entered into an asset purchase agreement with Frontline and the stockholders of Frontline (the “Frontline Asset Purchase Agreement”), pursuant to which we acquired the operating assets of Frontline. Contemporaneously with the execution and closing of the Frontline Asset Purchase Agreement, we entered into an asset purchase agreement with Jefferson Myers and Lili Mahlab, the sole stockholders of Frontline (the “Stockholder Asset Purchase Agreement” and, together with the Frontline Asset Purchase Agreement, the “Asset Purchase Agreements”), pursuant to which we acquired all of the stockholders’ know-how, relationships, personal goodwill and related rights and assets developed in the in-store marketing business, including certain books, records, lists and other information with respect thereto.

Pursuant to the Asset Purchase Agreements, we acquired the operating assets of Frontline and certain assets from Frontline’s stockholders in exchange for an aggregate purchase price of approximately $5.8 million, of which approximately $4.0 million was paid in cash and approximately $1.8 million was paid by the issuance of 150,000 shares of our common stock, plus an additional potential earnout payment of up to $7.2 million based on the EBITDA performance of the acquired assets over the three years from the closing of the acquisition. The earnout payment is payable at our option in cash or a combination of cash and shares of our common stock, with the maximum number of shares issuable being 50% of the earnout amount. Any shares of our common stock that may be issuable as part of the earnout payment shall be valued at the closing price of our common stock on the last trading day of the end of the three-year period. The valuation of the 150,000 shares that we issued at the closing of the acquisition was $12.07 per share. We have agreed to repurchase 112,500 of the 150,000 shares in 60 days at the per-share issuance price of $12.07 if the average closing price of our common stock over the 60-day period is greater than $13.28 or less than $10.86.

Alloy was organized under the laws of the State of Delaware in January 1996. Our principal executive offices are located at 151 West 26th Street, 11th Floor, New York, New York 10001, and our telephone number is (212) 244-4307. Our corporate website is www.alloymarketing.com. The contents of our website are not part of this prospectus.

RISK FACTORS

The following factors should be considered carefully in evaluating whether to purchase shares of our common stock. These factors should be considered in conjunction with any other information included or incorporated by reference herein, including in conjunction with forward-looking statements made herein. See “Where You Can Find More Information” on page 14.

RISKS RELATED TO OUR BUSINESS

We have incurred significant operating losses in the past and may incur significant operating losses in the future. We may never achieve sustained profitability.

Since our inception in January 1996, we have incurred significant net losses, and as of April 30, 2007, we have an accumulated deficit of approximately $264 million. We have not historically been profitable and were not profitable for the year ended January 31, 2007. Our financial results for two of the past three years have been adversely impacted by impairment charges and our annual results for the most recently completed fiscal year were adversely impacted by a charge related to debt conversions. We cannot provide any assurances that we will not incur similar charges in the future. Even if we were to become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to achieve and sustain profitability will negatively impact the market price of our common stock.

A lack of future earnings or future stock issuances by us may limit our ability to use our net operating loss carryforwards.

As of January 31, 2007, we had net operating loss, or NOL, carryforwards of approximately $35 million to offset future taxable income, which expire in various years through 2024, if not utilized. The deferred tax asset representing the benefit of these NOL’s has been offset completely by a valuation allowance due to our history of operating losses and the uncertainty of future taxable income. A lack of future earnings would adversely affect our ability to utilize these NOL’s. In addition, under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of NOL’s that can be utilized annually in the future to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended, or Section 382, imposes limitations on a company’s ability to use NOL’s if a company experiences a more-than-50-percent ownership change over a three-year testing period. We have experienced three such ownership changes in the past and it is possible that a change in our ownership will occur in the future. If we are limited in our ability to use our NOL’s in future years in which we have taxable income, we will pay more taxes currently than if we were able to utilize our NOL’s fully.

Our business may not grow in the future.

Since our inception, we have rapidly expanded our business, growing our revenue from $2 million for fiscal 1997 to $196.1 million for fiscal 2006. In addition, our revenue for the three-month period ended April 30, 2007 decreased by approximately four percent. Our continued growth will depend to a significant degree on our ability to maintain existing sponsorship and advertising relationships and develop new relationships, to identify and integrate successfully acquisitions, and to maintain and enhance the reach and brand recognition of our existing media franchises and any new media franchises that we create or acquire. Our ability to implement our growth strategy will also depend on a number of other factors, many of which are or may be beyond our control, including the continuing appeal of our media and marketing properties to consumers, the continued perception by participating advertisers and sponsors that we offer an effective marketing channel for their products and services, our ability to attract, train and retain qualified employees and management and our ability to make additional strategic acquisitions. There can be no assurance that we will be able to implement our growth strategy successfully.

If we are unable to restore Channel One to profitability, we may incur substantial write-offs.

When we acquired the assets of Channel One Communications Corporation (“Channel One”), Channel One was incurring significant losses due to a substantial reduction in revenue and a high cost structure. While we have taken steps to reduce Channel One’s costs, we cannot provide any assurances that we will be able to grow revenue to a level where it exceeds the costs of producing the programming. In addition, Channel One’s assets are very old and in need of replacement. Accordingly, we are planning on spending a significant amount of capital on upgrading Channel One’s infrastructure.

We may be required to recognize impairment charges.

We are required to perform impairment tests on our identifiable intangible assets with indefinite lives, including goodwill, annually or at any time when certain events occur, which could impact the value of our business segments. Our determination of whether an impairment has occurred is based on a comparison of the assets’ fair market values with the assets’ carrying values. Significant and unanticipated changes could require a provision for impairment that could substantially affect our reported earnings in a period of such change. In the fiscal year ended January 31, 2005 and fiscal year ended January 31, 2006, as a result of our annual impairment reviews, we had to reduce the carrying value of goodwill and indefinite-lived intangible assets.

Additionally, we are required to recognize an impairment loss when circumstances indicate that the carrying value of long-lived tangible and intangible assets with finite lives may not be recoverable. Management’s policy in determining whether an impairment indicator exists, (a triggering event), includes measurable operating performance criteria as well as qualitative measures. If a determination is made that a long-lived asset’s carrying value is not recoverable over its estimated useful life, the asset is written down to at least its estimated fair value. The determination of fair value of long-lived assets is generally based on estimated expected discounted future cash flows, which is generally measured by discounting expected future cash flows identifiable with the long-lived asset at our weighted-average cost of capital. Pursuant to Statement of Financial Accounting Standards 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we perform an analysis of the recoverability of certain long-lived assets and have had to record an asset impairment charge in some periods.

We may fail to use our database and our expertise in marketing to consumers successfully, and we may not be able to maintain the quality and size of our database.

The effective use of our database and our expertise in marketing are important components of our business. If we fail to capitalize on these assets, our business will be less successful. As individuals in our database age beyond 24, they may no longer be of significant value to our business. We must therefore continuously obtain data on new individuals in the youth demographic in order to maintain and increase the size and value of our database. If we fail to obtain sufficient new names and information, or if the quality of the information we gather suffers, our business could be adversely affected. Moreover, other focused media businesses possess similar information about some segments of our target market. In addition, as we deploy more capital to purchase additional information for our direct marketing database, we cannot provide any assurances that we will generate sufficiently higher revenue to be able to fully recover the amounts paid for that information. If we fail to demonstrate our ability to fully recover those costs, we may be required to write-down the carrying value of our database. We compete for marketing and advertising revenues based on the comprehensive nature of our database and our ability to analyze and interpret the data in our database. Accordingly, if one or more of our competitors were to create a database similar to ours, or if a competitor were able to analyze its data more effectively than we are able to analyze ours, our competitive position, and therefore our business, could suffer.

Our success depends largely on the value of our brands, and if the value of our brands were to diminish, our business would be adversely affected.

The prominence with advertisers of our Alloy, CCS, dELiA*s and Sconex websites, as well as our other media and marketing brands, are key components of our business. If our websites or brands lose their appeal to young consumers or to advertisers trying to reach such consumers, our business would be adversely affected. The value of our consumer brands could also be eroded by our failure to keep current with the evolving preferences of our audience. These events would likely also reduce media and advertising sales and adversely affect our marketing services businesses. Moreover, we intend to continue to increase the number of consumers we reach, through means that could include broadening the intended audience of our existing consumer brands or creating or acquiring new media franchises or related businesses. Misjudgments by us with respect to these matters could damage our existing or future brands. If any of these developments occur, our business would suffer and we may be required to write-down the carrying value of our goodwill.

Our revenues and income could decline due to general economic trends, declines in consumer spending and seasonality.

Our revenues are largely generated by discretionary consumer spending or advertising seeking to stimulate that spending. Advertising expenditures and consumer spending all tend to decline during recessionary periods, and may also decline at other times. Accordingly, our revenues could decline during any general economic downturn. In addition, our revenues have historically been higher during our third and fourth fiscal quarters, coinciding with the start of the school year and holiday season spending, than in the first half of our fiscal year. Therefore, our results of operations in any given quarter may not be indicative of our full fiscal year performance.

Events subsequent to the spinoff of dELiA*s, Inc. could result in significant liability or materially affect our business.

In December 2005, we effected the spinoff of dELiA*s, Inc. by means of a distribution to our stockholders of all of the outstanding shares of common stock of dELiA*s, Inc. that we owned as of the effective date of the spinoff. Under United States federal income tax laws, even though our spinoff of dELiA*s, Inc. qualified for tax-free treatment, we may nevertheless be subject to tax if acquisitions or issuances of either our common stock or dELiA*s, Inc. stock following the spinoff cause our stockholders to subsequently own less than a majority of the outstanding shares of either dELiA*s, Inc. or us. In particular, this tax will apply if such issuances or acquisitions occur as part of a plan or series of related transactions that include the spinoff. If the subsequent acquisitions or issuances of either the stock of dELiA*s, Inc. or our stock triggers this tax, we will be subject to tax on the gain that would have resulted from a sale of dELiA*s, Inc. stock distributed in the spinoff. Because of this, we are limited in undertaking certain corporate actions. These limitations on activity could have a material adverse effect on our ability to generate necessary liquidity or execute other corporate transactions, including restructuring or similar transactions, which could limit the value of our stock. Many of our competitors are not subject to similar restrictions. Therefore, these competitors may have a competitive advantage over us.

Our strategy contemplates strategic acquisitions. Our inability to acquire suitable businesses or to manage their integration successfully or in a timely manner could harm our business.

A key component of our business strategy is to expand our reach by acquiring complementary businesses, products and services. We compete with other media and related businesses for these opportunities. Therefore, even if we identify targets we consider desirable, we may not be able to complete those acquisitions on terms we consider attractive or at all. We could have difficulty in assimilating personnel and operations of the businesses we acquire. These difficulties could disrupt our business, distract our management and employees and increase our expenses. Furthermore, we may issue additional equity securities in connection with acquisitions, potentially on terms that could be dilutive to our existing stockholders.

We cannot assure you that future acquisitions will be successful and will not adversely affect our business. We must also maintain our ability to manage any growth effectively. Failure to manage growth effectively and successfully integrate acquisitions that we make could harm our business.

Competition may adversely affect our business and cause our stock price to decline.

Because of the perception that the youth market is an attractive demographic for marketers, the markets in which we operate are competitive. Many of our existing competitors, as well as potential new competitors in this market, have longer operating histories, greater brand recognition, larger customer user bases and significantly greater financial, technical and marketing resources than we do. These advantages allow our competitors to spend considerably more on marketing and may allow them to use their greater resources more effectively than we can use ours. Accordingly, these competitors may be better able to take advantage of market opportunities and be better able to withstand market downturns than us. If we fail to compete effectively, our business could be materially and adversely affected and our stock price could decline.

We rely on third parties for some essential business operations, and disruptions or failures in service may adversely affect our ability to deliver goods and services to our customers.

We currently depend on third parties for important aspects of our business, including our infrastructure, operations and technology. We have limited control over these third parties, and we are not their only client. In addition, we may not be able to maintain satisfactory relationships with any of these third parties on acceptable commercial terms. Further, we cannot be certain that the quality of products and services that they provide will remain at the levels needed to enable us to conduct our business effectively.

We depend on our key personnel to operate our business, and we may not be able to hire enough additional management and other personnel to manage our growth.

Our performance is substantially dependent on the continued efforts of our executive officers and other key employees. The loss of the services of any of our executive officers or key employees could adversely affect our business. Additionally, we must continue to attract, retain and motivate talented management and other highly skilled employees to be successful. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

If we are unable to protect the confidentiality of our proprietary information and know-how, our competitive position could be affected.

We rely on the protection of trademarks, trade secrets, know-how, confidential and proprietary information to maintain our competitive position. To maintain the confidentiality of trade secrets and proprietary information, we generally enter into confidentiality agreements with our employees, consultants, and contractors upon the commencement of our relationship with them. These agreements typically require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. Even if obtained, these agreements may not provide meaningful protection for our trade secrets or other proprietary information or an adequate remedy in the event of their unauthorized use or disclosure. The loss or exposure of our trade secrets or other proprietary information could impair our competitive position.

We may be involved in lawsuits to protect or enforce our intellectual property or proprietary rights that could be expensive and time-consuming.

We may initiate intellectual property litigation against third parties to protect or enforce our intellectual property rights and we may be similarly sued by third parties. The defense and prosecution of intellectual property suits, interference proceedings and related legal and administrative proceedings, if necessary, would be costly and divert our technical and management personnel from conducting our business. Moreover, we may not prevail in any of these suits. An adverse determination in any litigation or proceeding could affect our business, particularly in countries where the laws may not protect such rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that disclosure of some of our confidential information could be compelled and the information compromised. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments that, if perceived as negative by securities analysts or investors, could have a substantial adverse effect on the trading price of our common stock.

Our agreement with dELiA*s, Inc. to jointly own our database information may make such information less valuable to us.

Pursuant to an agreement with dELiA*s, Inc., we and dELiA*s, Inc. have agreed to jointly own all data (excluding credit card data) collected through the alloy.com, ccs.com and dELiA*s.com websites and collected offline in connection with our respective businesses, subject to applicable laws and privacy policies, and each party is subject to specified restrictions with respect to the use of such data. Upon termination of this agreement, we would not be entitled to any data collected by dELiA*s, Inc., which could adversely affect our business. Also, because we and dELiA*s, Inc. jointly own such database information, certain actions that dELiA*s, Inc. could take, such as breaching its contractual covenants, could result in our losing a significant portion of the competitive advantage we believe our databases provide to us. In such event, our business and results of operations could be adversely affected. In addition, because we have agreed to limitations on our use of that data, we might be unable to sell or license any such data to third parties, which limits our ability to generate revenues from such data.

Our inability or failure to protect our intellectual property or our infringement of others’ intellectual property could have a negative impact on our operating results.

Our intellectual property, including trademarks and copyrights, are valuable assets that are critical to our success. The unauthorized use or other misappropriation of our intellectual property, or our inability to continue to use any such intellectual property, could diminish the value of our brands and have a negative impact on our business. We are also subject to the risk that we may infringe on the intellectual property rights of third parties. Any infringement or other intellectual property claim made against us, whether or not it has merit, could be time-consuming, result in costly litigation, cause product delays or require us to pay royalties or license fees. As a result, any such claim could have a material adverse effect on our operating results.

In addition, in connection with the spinoff of dELiA*s, Inc., with respect to certain Alloy and CCS trademarks and servicemarks, we agreed with dELiA*s, Inc. that we and they will become joint owners by assignment of such trademarks and servicemarks. We and dELiA*s, Inc. filed instruments with the United States Patent and Trademark Office, or PTO, to request that the PTO divide these jointly owned trademarks and servicemarks between us such that we each would own the registrations for those trademarks and servicemarks for the registration classes covering the goods and services applicable to our respective businesses. Even though these applications have been accepted for filing by the PTO, we cannot assure you that the PTO will grant such request, and in such event we would need to enter into long-term agreements with dELiA*s, Inc. regarding our respective use of those trademarks and servicemarks. We may have a more difficult time enforcing our rights arising out of any breach by dELiA*s, Inc. of any such agreement than we would enforcing a infringement of our trademarks were the PTO to grant the requested division. In such event, our business and results of operations could be adversely affected.

RISKS RELATED TO GOVERNMENT REGULATIONS AND LITIGATION

Changing laws, rules and regulations and legal uncertainties could adversely affect our business, financial condition and results of operations.

Unfavorable changes in existing, or the promulgation of new, laws, rules and regulations applicable to us and our businesses, including those relating to the Internet, online commerce, social networking and user-generated content, the regulation of adware and other downloadable applications, broadband and telephony services, consumer protection and privacy, including requirements for criminal background checks for subscribers to online dating services, and sales, use, value-added and other taxes, could decrease demand for our products and services, increase costs and/or subject us to additional liabilities, which could adversely affect our business. There is, and will likely continue to be, an increasing number of laws and regulations pertaining to these and other areas.

We also face risks due to a failure to enforce or legislate, particularly in the area of network neutrality, where governments might fail to protect the Internet’s basic neutrality as to the services and sites that users can access through the network. Such a failure could limit our ability to innovate and deliver new features and services, which could harm our business. The United States Congress is currently considering changes to the existing regulatory regime, including bills to prohibit broadband network discrimination. This proposed legislation would prevent broadband network operators from interfering with the ability of consumers to access the Internet, as well as from charging businesses for the distribution and carriage of online content and services over their networks. No assurances can be given that this or any other legislation prohibiting or otherwise limiting broadband network discrimination will be adopted.

There are also legislative proposals pending before the United States Congress and various state legislative bodies regarding online privacy, social networking, data security and regulation of adware and other downloadable applications, and the continued growth and development of online commerce may continue to prompt calls for more stringent consumer protection laws, which may impose additional burdens on us and online businesses generally.

In addition, the application of various domestic and international sales, use, value-added and other tax laws, rules and regulations to our historical and new products and services is subject to interpretation by the applicable taxing authorities. While we believe that we are generally compliant with these tax provisions, there can be no assurances that taxing authorities will not take a contrary position, or that such positions will not adversely affect our business, financial condition and results of operations.

We could face liability from, or our ability to conduct business could be adversely affected by, government and private actions concerning privacy and social networking.

Our business is subject to federal and state regulations regarding the collection, maintenance and disclosure of personally identifiable information we collect and maintain in our databases. If we do not comply with these regulations, we could become subject to liability. While these provisions do not currently unduly restrict our ability to operate our business, if those regulations become more restrictive, they could adversely affect our business. In addition, laws or regulations that could impair our ability to collect and use user names and other information online from persons may adversely affect our business. For example, the Children’s Online Privacy Protection Act, or COPPA, currently limits our ability to collect personal information from website visitors who may be under age 13. Further, claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. If we violate any of these laws, we could face civil penalties. In addition, the attorneys general of various states review company websites and their privacy policies from time to time. In particular, an attorney general may examine such privacy policies to assure that the policies overtly and explicitly inform users of the manner in which the information they provide will be used and disclosed by the company. If one or more attorneys general were to determine that our privacy policies fail to conform with state law, we also could face fines or civil penalties, any of which could adversely affect our business.

Legislation has been introduced on both the state and federal level that would impose some level of regulation on social networking. The proposed legislation could require for more stringent age-verification techniques or mandate data retention or data destruction by Internet providers. Our business could be adversely affected by such legislation if it is passed.

We could face liability for information displayed in our print publication media or displayed on or accessible via our websites.

We may be subjected to claims for defamation, negligence, copyright or trademark infringement or based on other theories relating to the information we publish in any of our print publication media and on our websites. These types of claims have been brought, sometimes successfully, against marketing and media companies in the past. We may be subject to liability based on statements made and actions taken as a result of participation in our chat rooms or as a result of materials posted by members on bulletin boards on our websites. Based on links we provide to third-party websites, we could also be subjected to claims based upon online content that we do not control that is accessible from our websites.

We could face liability for breaches of security on the Internet.

To the extent that our activities or the activities of third-party contractors involve the storage and transmission of information, such as credit card numbers, social security numbers or other personal information, security breaches could disrupt our business, damage our reputation and expose us to a risk of loss or litigation and possible liability. We could be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. We could also be liable for claims relating to security breaches under recently-enacted or future data breach legislation. These claims could result in substantial costs and a diversion of our management’s attention and resources.

We are a defendant in class action and other lawsuits and defending these litigations could hurt our business.

We have been named as a defendant in a securities class action lawsuit relating to the allocation of shares by the underwriters of our initial public offering. For more information on this litigation and other matters, see Part I, Item 3, Legal Proceedings, of our Annual Report on Form 10-K for the year ended January 31, 2007. While we believe there is no merit to these lawsuits, defending against them could result in substantial costs and a diversion of our management’s attention and resources, which could hurt our business. In addition, if we lose any of these lawsuits, or settle any of them on adverse terms, or on terms outside of our insurance policy limits, our stock price may be adversely affected.

RISKS RELATING TO OUR COMMON STOCK

Our stock price has been volatile, is likely to continue to be volatile, and could decline substantially.

The price of our common stock has been, and is likely to continue to be, volatile. In addition, the stock market in general, and companies whose stock is listed on The NASDAQ Stock Market LLC, including marketing and media companies, have experienced extreme price and volume fluctuations that have often been disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

In addition, our stock price may fluctuate significantly as a result of many factors. These factors, some or all of which are beyond our control, include:

•	actual or anticipated fluctuations in our quarterly and annual operating results;

•	changes in expectations as to our future financial performance or changes in financial estimates of security analysts;

•	success of our operating and growth strategies;

•	realization of any of the risks described in these risk factors; and

•	relatively low trading volume of our common stock.

Terrorist attacks and other acts of wider armed conflict may have an adverse effect on the United States and world economies and may adversely affect our business.

Terrorist attacks and other acts of violence or war, such as those that took place on September 11, 2001, could have an adverse effect on our business, results of operations or financial condition. There can be no assurance that there will not be further terrorist attacks against the United States or its businesses or interests. Attacks or armed conflicts that directly impact the Internet or our physical facilities could significantly affect our business and thereby impair our ability to achieve our expected results. Further, the adverse effects that such violent acts and threats of future attacks could have on the United States and world economies could similarly have a material adverse effect on our business, results of operations and financial condition. Finally, further terrorist acts could cause the United States to enter into a wider armed conflict, which could further disrupt our operations and result in a material adverse effect on our business, results of operations and overall financial condition.

Delaware law and our organizational documents and stockholder rights plan may inhibit a takeover of us.

Provisions of Delaware law, our Restated Certificate of Incorporation, as amended, or our Bylaws, as amended, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

In addition, our board of directors adopted a stockholder rights plan, the purpose of which is to protect stockholders against unsolicited attempts to acquire control of us that do not offer a fair price to all of our stockholders. The rights plan may have the effect of dissuading a potential acquirer from making an offer for our common stock at a price that represents a premium to the then current trading price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and the documents incorporated by reference herein that are not statements or descriptions of historical facts are “forward-looking” statements under Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, and are subject to numerous risks and uncertainties. These forward-looking statements and other forward-looking statements made by us or our representatives are based on a number of assumptions. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” or other expressions, which are predictions of or indicate future events and trends and which do not relate to historical matters, identify forward-looking statements. The forward-looking statements represent our judgments and expectations as of the date of this prospectus. We assume no obligation to update any such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, as they involve risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in this section and elsewhere in this prospectus. These factors include, but are not limited to, the risks set forth in this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

SELLING STOCKHOLDERS

On April 20, 2007 we issued 150,000 shares of our common stock to former stockholders of Frontline pursuant to the Asset Purchase Agreements. This prospectus relates to the resale from time to time of up to a total of 150,000 shares of our common stock that have been acquired, or may be acquired, in the acquisition by former stockholders of Frontline, referred to as the “selling stockholders”.

Pursuant to the terms of the Asset Purchase Agreements, we filed a Registration Statement on Form S-3, of which this prospectus constitutes a part, in order to permit the selling stockholders to resell to the public the shares of our common stock issued or issuable in connection with the acquisition. Each of the former Frontline stockholders who is a selling stockholder has entered into a lockup agreement with us pursuant to which such selling stockholder agreed to certain selling restrictions. More specifically, with respect to shares issued at the time of closing, each selling stockholder agreed that it may transfer up to 1/12th of such shares each calendar month for a period of 12 months upon the effectiveness of the Registration Statement on Form S-3 of which this prospectus constitutes a part, provided that no more than 25% of such shares may be transferred by such stockholder in any one-month period.

The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of June 18, 2007 and the number of shares being offered hereby by each selling stockholder. For purposes of the following description, the term “selling stockholder” includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholders. The information is based in part on information provided by or on behalf of the selling stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within sixty (60) days after June 18, 2007 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to our shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholder. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

SELLING STOCKHOLDER	SHARES BENEFICIALLY OWNED BEFORE OFFERING(1)			SHARES BEING OFFERED	SHARES BENEFICIALLY OWNED AFTER OFFERING (2)
	NUMBER	PERCENT			NUMBER	PERCENT
Lili Mahlab (3)	60,000	*	*%	60,000	—	*	*%
Jefferson Myers (3)	90,000	*	*%	90,000	—	*	*%

**	Less than 1%

(1)	Percentages prior to the offering are based on 14,033,463 shares of our common stock, excluding treasury shares, which were issued and outstanding as of June 18, 2007.

(2)	We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because, except as noted, there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

(3)	Each of the former Frontline stockholders who is a selling stockholder has entered into a lockup agreement with us pursuant to which such selling stockholder agreed to certain selling restrictions. More specifically, with respect to shares issued at the time of closing, each selling stockholder agreed that it may transfer up to 1/12th of such shares each calendar month for a period of 12 months upon the effectiveness of the Registration Statement on Form S-3, of which this prospectus constitutes a part, provided that no more than 25% of such shares may be transferred by such stockholder in any one-month period.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholder” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each selling stockholder as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by a selling stockholder will decrease as and when it affects any such transfers. The plan of distribution for the selling stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions. The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for our account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	public or privately negotiated transactions;

•

on The NASDAQ Global Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

•	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the selling stockholders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell the shares short and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the selling stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods or described above or any other lawful methods. The selling stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from to time under this prospectus; provided however in the event of a pledge or default on a secured obligation by the selling stockholder, in order for the shares to be sold under this Registration Statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this Registration Statement amending the list of selling stockholders to include the pledgee, secured party or other successors in interest of the selling stockholder under this prospectus.

The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, which permits limited resale of the shares offered hereby subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer and the number of shares being sold during any three-month period not exceeding certain limitations.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

We are required to pay all fees and expenses incident to the registration of the shares.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts (“Mintz Levin”). Members of Mintz Levin and their families own an aggregate of approximately 1,527 shares of Alloy common stock.

EXPERTS

The financial statements and schedule and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov, or at our website at www.alloymarketing.com. In addition, our stock is listed for trading on The NASDAQ Global Market under the symbol “ALOY”. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, DC, 20006.

This prospectus is only a part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this Prospectus and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room;

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

•	obtain a copy from the SEC website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information in this prospectus by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

•	Our Annual Report on Form 10-K for the year ended January 31, 2007, filed on April 2, 2007 (File No. 000-26023);

•	Our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2007, filed on June 11, 2007 (File No. 000-26023);

•	Our Current Report on Form 8-K, filed on April 26, 2007 (File No. 000-26023);

•	Our Current Report on Form 8-K, filed on April 18, 2007 (File No. 000-26023);

•	Our Current Report on Form 8-K, filed on April 11, 2007 (File No. 000-26023);

•	Our Current Report on Form 8-K, filed on March 13, 2007 (except with respect to the items reported under Item 2.02 of such Form 8-K) (File No. 000-26023);

•	Our Current Report on Form 8-K, filed on June 6, 2007 (except with respect to the items reported under Item 2.02 of such Form 8-K) (File No. 000-26023);

•	Our Current Report on Form 8-K, filed on June 19, 2007 (File No. 000-26023);

•

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-26023) filed with the Commission on May 11, 1999 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

•

The description of the Rights under the Registrant’s Rights Agreement (which are currently transferred with the Registrant’s Common Stock) contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-26023) filed with the Commission on April 14, 2003 under the Exchange Act, including any amendment or report for the purpose of updating such description.

You may request, orally or in writing, a copy of these filings, which will be provided to you at no cost, by contacting Gina R. DiGioia, Esq., our Chief Legal Officer and Secretary, at our principal executive officers, which are located at 151 West 26th Street, 11th Floor, New York, New York 10001; Telephone: (212) 244-4307.

To the extent that any statements contained in a document incorporated by reference are modified or superseded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superseded.

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequent filed document modifies or supersedes such statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth our estimates (other than the SEC registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling stockholders.

SEC registration fee	$45.13
Accounting fees and expenses	$8,500.00
Legal fees and expense	$10,000.00

TOTAL	$18,545.13

Item 15.	Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in our favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in our certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we shall indemnify and advance expenses to the fullest extent permitted by DGCL, as amended from time to time, to each person who is or was one of our directors or officers and the heirs, executors and administrators of such a person. Any expenses, including attorneys’ fees, incurred by a person who is or was one of our directors or officers, and the heirs, executors and administrators of such a person in connection with defending any such proceeding in advance of its final disposition shall be paid by us; provided, however, that if the DGCL requires an advancement of expenses incurred by an indemnitee in his capacity as a director or officer, and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan, shall be made only upon delivery to us of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses. Notwithstanding the aforementioned indemnification provisions, we may, at the discretion of our chief executive officer, enter into indemnification agreements with directors or officers.

Our Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses to such directors or officers to defend any action for which rights of indemnification are provided; however, the Company shall not be required to indemnify or advance expenses to a director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding was authorized by the Board of Directors.

In addition, our Bylaws also permit us to grant such rights to indemnification to our employees and agents. Our Bylaws also provide that we may enter into indemnification agreements with our directors and officers and purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have obtained liability insurance for our officers and directors.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Item 16.	Exhibits

Exhibit Number	Description of Document
4.1*	Registration Rights and Lock-Up Agreement by and between Alloy, Inc. and Frontline Marketing, Inc. dated as of April 20, 2007.

4.2*	Registration Rights and Lock-Up Agreement by and among Alloy, Inc. and Jefferson Myers and Lili Mahlab dated as of April 20, 2007.

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the shares being registered.

23.1*	Consent of BDO Seidman, LLP, Independent Accountants.

23.3*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

* Filed herewith

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with, respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8 (§ 230.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the Registration Statement is on Form S-3 (§ 239.13 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the Registration Statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is for an offering of asset-backed securities on Form S-1 (§ 239.11 of this chapter) or Form S-3 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 26, 2007.

ALLOY, INC.

By:	/s/ Matthew C. Diamond
Name:	Matthew C. Diamond
Title:	Chief Executive Officer and Chairman

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Matthew C. Diamond and James K. Johnson, Jr., and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she , or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew C. Diamond Matthew C. Diamond	Chief Executive Officer (Principal Executive Officer), Treasurer and Chairman	June 26, 2007

/s/ Gary J. Yusko Gary J. Yusko	Chief Financial Officer (Principal Financial and Accounting Officer)	June 26, 2007

/s/ James K. Johnson, Jr. James K. Johnson, Jr.	Chief Operating Officer and Director	June 26, 2007

/s/ Anthony N. Fiore Anthony N. Fiore	Director	June 26, 2007

/s/ Samuel A. Gradess Samuel A. Gradess	Director	June 26, 2007

/s/ Peter M. Graham Peter M. Graham	Director	June 26, 2007

/s/ Jeffrey Hollender Jeffrey Hollender	Director	June 26, 2007

/s/ Edward A. Monnier Edward A. Monnier	Director	June 26, 2007

/s/ Richard E. Perlman Richard E. Perlman	Director	June 26, 2007

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1*	Registration Rights and Lock-Up Agreement by and between Alloy, Inc. and Frontline Marketing, Inc. dated as of April 20, 2007.

4.2*	Registration Rights and Lock-Up Agreement by and among Alloy, Inc. and Jefferson Myers and Lili Mahlab dated as of April 20, 2007.

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the shares being registered.

23.1*	Consent of BDO Seidman, LLP, Independent Accountants.

23.3*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith